Exhibit 99.01

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
August 6, 2008

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR SECOND QUARTER 2008
Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $6,426,000 and net income of $134,000 for the quarter ended June 30, 2008 compared to total revenue of $5,400,000 and net income of $446,000 for the same quarter of 2007.  Earnings per share for the three months ended June 30, 2008 decreased to $ 0.05 per share from $ 0.16 per share for the same period in 2007.  The decrease in net income includes a nonrecurring charge of $302,000 or $0.07 per share, net of tax, related to acquisition and research and development activities.

Total revenue increased by 19% in the quarter ended June 30, 2008 as compared to the same period in 2007.  Net income decreased by 70% and earnings per share decreased by 69% for the quarter ended June 30, 2008 over the same period in 2007.

For the six months ended June 30, 2008, total revenue of $11,886,000 and net income of $283,000 was achieved as compared to total revenue of $10,409,000 and net income of $680,000 for the same period in 2007.  Basic earnings per share for the six months ended June 30, 2008 was $0.10 as compared to $0.25 for the same period in 2007.

Total revenue increased by 14% in the six months ended June 30, 2008 as compared to the same period in 2007.  Net income decreased by 58% and earnings per share decreased by 60% for the six months ended June 30, 2008 over the same period in 2007.

James E. Rouse, the Company’s President and CEO commented, “We are pleased that revenues continue to increase as products and programs developed over the past two years move from development to production.  These new products are expected to yield higher margins as product volume increases to optimal production capacity.  While capital equipment investments added cost to production, the anticipated increases in revenue and margin are expected to impact positively net income by early 2009.”

“Our net income for the period ending June 30th was severely effected by one time charges, particularly $250,000 in professional fees for due diligence and other costs associated with a potential acquisition which was terminated because of irreconcilable issues.  In addition, we incurred a one time charge of $52,000 in costs related to research and development projects. Management remains very confident that the long term diversification strategy, including acquisitions, will result in continuing growth.”

The Company, through Micron, manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.  Micron’s Leominster Tool division provides high end mold design and manufacturing for the injection molding industry.  The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com
http://www.leominstertool.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.